UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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LATTICE SEMICONDUCTOR CORPORATION

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EXPLANATORY NOTE

April 2, 2020

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend and restate portions of the definitive proxy statement of Lattice Semiconductor Corporation (the “Company”) for its 2020 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 23, 2020 (the “Original Proxy Statement”). Amendment No. 1 is being filed in order to amend and restate the section entitled “Executive Compensation” in its entirety and the tables entitled “Plan Benefits” and “Security Ownership of Certain Beneficial Owners and Management” as set forth below to correct an error in the calculations made to determine the Company’s named executive officers. Amendment No. 1 adds Mark Nelson and removes Byron Milstead as a named executive officer of the Company. Except as described in this Amendment No. 1, the information provided in the Original Proxy Statement continues to apply. If information in this Amendment No. 1 differs from or updates information contained in the Original Proxy Statement, then the information in this Amendment No. 1 is more current and supersedes the different information in the Original Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE ORIGINAL PROXY STATEMENT.

EXECUTIVE COMPENSATION

The Executive Officers of the Company

The following individuals currently serve as our executive officers:

James R. Anderson, 47, joined the Company as the President and Chief Executive Officer on September 4, 2018. Prior to joining the Company, Mr. Anderson led the Computing and Graphics business group at AMD. Prior to joining AMD in 2015, Mr. Anderson served at Intel Corporation from November 2014 to May 2015. Prior to Intel, Mr. Anderson spent nearly a decade at Avago Technologies Limited and LSI Corporation in a variety of leadership positions spanning general management, engineering, sales, marketing, and strategy.

Sherri Luther, 54, joined the Company as Chief Financial Officer in January 2019. Prior to joining the Company, Ms. Luther was a senior financial executive at Coherent Inc. for over sixteen years, and most recently served as its Corporate Vice President of Finance. Prior to joining Coherent Inc., Ms. Luther held a number of senior finance and accounting positions at companies including Quantum, Ultra Network Technologies and Arthur Andersen. Ms. Luther is a Certified Public Accountant in the State of California.

Stephen Douglass, 58, joined the Company as Corporate Vice President of Research and Development in September 2018. Prior to joining the Company, Mr. Douglass was a senior executive at Xilinx, Inc. for 20 years serving in a variety of leadership positions, including Corporate Vice President Sales and Support, Vice President and GM of the Advanced Products Division, and Vice President of Product Development. Before joining Xilinx, Mr. Douglass held various technical and business and leadership roles at Intel Corporation.

Esam Elashmawi, 51, joined the Company as Chief Marketing and Strategy Officer in September 2018. Prior to joining the Company, Mr. Elashmawi served as Senior Vice President and General Manager at Microsemi Corporation. Mr. Elashmawi previously served as Vice President of Product Development at Actel Corporation, which Microsemi Corporation acquired in 2010. Earlier in his career, Mr. Elashmawi co-founded SiliconExpert Technologies, a component management software company, which was acquired by Arrow Electronics.

Byron W. Milstead, 63, joined the Company in May 2008 as Corporate Vice President, General Counsel, and Corporate Secretary. In January 2013, Mr. Milstead additionally was appointed to serve as President and

General Manager of Lattice SG Pte. Ltd., the Company’s wholly-owned sales and distribution subsidiary in Singapore. Prior to joining the Company, Mr. Milstead served as Senior Vice President and General Counsel of Credence Systems Corporation from December 2005 to May 2008. Mr. Milstead served as Vice President and General Counsel of Credence Systems Corporation from November 2000 until December 2005. Prior to joining Credence Systems Corporation, Mr. Milstead practiced law at the Salt Lake City office of Parsons Behle & Latimer and the Portland offices of both Bogle and Gates and Ater Wynne.

Mark Nelson, 54, joined the Company as Corporate Vice President of Worldwide Sales in January 2019. Prior to joining the Company, Mr. Nelson served as Vice President and General Manager of Worldwide Sales for Intel Corporation’s Programmable Solutions Group (PSG) from January 2016. Prior to his time at Intel, Mr. Nelson worked in various positions at Altera between August 2004 and December 2015, including Senior Vice President Worldwide & Technical Services and Vice President EMEA Sales.

Compensation Discussion and Analysis

This compensation discussion and analysis details the objectives and designs of our executive compensation strategy, which was specifically implemented to align the interests of our executives with the interests of our stockholders and strategies as we focus on our core business of FPGA solutions. For fiscal 2019, our named executive officers were:

•	James R. Anderson, our President, Chief Executive Officer;

•	Sherri Luther, our Corporate Vice President, Chief Financial Officer;

•	Stephen Douglass, our Corporate Vice President of Research and Development;

•	Esam Elashmawi, our Corporate Vice President, Chief Marketing and Strategy Officer; and

•	Mark Nelson, our Corporate Vice President, Worldwide Sales.

Fiscal 2019 Performance

The Company and its subsidiaries develop technologies that we monetize through differentiated programmable logic semiconductor products, system solutions, design services, and licenses. The Company is the low power programmable leader. We solve customer problems across the network, from the Edge to the Cloud, in growing communications, computing, industrial, automotive, and consumer markets. Our technology, long-standing relationships, and commitment to world-class support enable our customers to create a smart, secure, and connected world.

For fiscal 2019, we achieved strong growth and significantly improved business results, including:

•

Non-GAAP Operating Income: Our non-GAAP operating income (for purposes of our 2019 Cash Incentive Plan, as described below under Annual Cash-based Incentive Compensation) was $101 million, which represents an increase of 39% from fiscal 2018.

•	Revenue: Our revenue in fiscal 2019 was $404 million, which represents an increase of 1% from fiscal 2018.

As non-GAAP operating income and revenue were elements of our annual cash incentive compensation program for fiscal 2019, these results provide context for stockholders reviewing our executive compensation disclosures.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for a more detailed discussion of our fiscal 2019 financial results.

Results of 2019 Stockholder Advisory Approval of Named Executive Officer Compensation

At the Company’s 2019 annual meeting of stockholders, we requested our stockholders to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers for fiscal 2018 as reported in the proxy statement for the 2019 annual meeting of stockholders. The Company’s stockholders expressed substantial support for the named executive officers’ compensation, with approximately 73% of the votes cast approving, on an advisory basis, of our “say-on-pay” proposal. After receiving and reviewing the results of this advisory vote, we engaged with our stockholders as described in the following section.

Stockholder Engagement

In fiscal 2019, following the 2019 annual meeting of stockholders, we reached out to 10 of our institutional stockholders who, in the aggregate, held 46% of our stock at the time of the 2019 annual meeting of stockholders. The purposes of this engagement were to permit our board chair and compensation committee chair to discuss governance topics, including our compensation philosophy and the key elements of our executive compensation program, address any changes to our compensation practices (in particular, updates to our practices updated in response to issues identified by ISS and Glass Lewis), and solicit stockholder feedback. The result of this outreach was meetings with six of those stockholders, who held 29% of our stock at the time of the 2019 annual meeting of stockholders.

What They Said	What We Did
Agreed that Chief Executive Officer pay strategy structure and elements of Mr. Anderson’s new hire package were appropriate	Have increased proxy disclosure with respect to our short-term incentive plan goals
Asked for increased disclosure with respect to executive compensation goals	Have continued strong linkage between achievement of goals and executive pay
Asked to continue the tying of pay to performance Asked that target payout for relative Total Stockholder Return (“TSR”) equity awards be achieved only with performance above median	Have updated our TSR equity award program to provide that, starting with such awards granted in fiscal 2020, vesting at target levels will require the Company’s TSR to be at the 55th percentile of the peer group
Asked for additional disclosure with respect to engagement on ESG issues	Have added proxy disclosure on these topics and formed a task force to assess our ESG opportunities; we intend to include our new initiatives in future proxy disclosure

Compensation Risk Management

Our executive compensation program includes a number of key features intended to manage risk, including:

•	Pay-for-performance philosophy and program structure;

•	Approval by an independent compensation committee advised by an independent compensation consultant that reports directly to the compensation committee;

•	Balance between short-term and long-term pay to incentivize sustainable long-term value creation;

•	Stock ownership requirements for our Chief Executive Officer and members of our board of directors;

•	An incentive compensation recovery, or clawback policy;

•	Equity incentive plans expressly prohibiting repricing of stock options without stockholder approval;

•

Insider trading policy that includes a prohibition on short sales, trading in derivative securities, entering into hedging transactions, pledging our securities as collateral for loans, and holding our securities in margin accounts;

•	No excise tax gross-ups;

•	Annual say-on-pay advisory votes;

•	Double-trigger change of control agreements; and

•	No pension arrangements, defined benefit retirement plans or nonqualified deferred compensation plans covering our executive officers.

Compensation Philosophy

Our executive compensation strategy is heavily weighted towards variable and equity compensation to reinforce the following principles:

•	Alignment with long-term stockholder interests, including increasing our long-term stock price performance relative to our peer-group;

•	Attracting, retaining and motivating a high-performing executive team and our high expectations for that team; and

•	Rewarding executives for achieving near and long-term business goals, including increasing our profitability.

The compensation committee believes that we should make our executive compensation arrangements and practices clear and transparent to stockholders.

Our senior management has the highest potential to impact our business results, and thus, variable, performance-based compensation should constitute a material percentage of our executives’ overall potential cash and equity compensation. We also seek to measure senior management performance primarily by business results linked to stockholder interests.

We seek to directly link cash-based variable compensation of executive officers to our short-term or annual performance, while we align longer-term incentives, such as equity compensation, with the objective of enhancing stockholder value over the long term. We believe the use of equity compensation, including performance-based equity compensation, strongly links the interests of Company management to the interests of our stockholders.

We also strive to maintain compensation programs that ensure consistent effort to achieve financial and operational goals.

In addition, our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain, and motivate the senior executives who we believe are critical to our success. Keeping that in mind, we seek to accomplish our executive compensation goals while maintaining appropriate levels of internal pay equity, both between the Chief Executive Officer and other executives, and between executives and other non-executive employees.

Factors Considered in Compensation Deliberations

The compensation committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers, nor is the weighting of any one factor on the determination of pay components and levels quantifiable in comparison to the other factors. The factors below which the compensation committee considers when selecting and setting the amount of each compensation element for our executive officers, including our Chief Executive Officer and our named executive officers, provide a framework for its compensation decision-making. These factors are:

•	Our executive compensation program objectives;

•	Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;

•	Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly situated executives at the companies in our compensation peer group;

•	The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies on our compensation peer group;

•

The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her area of responsibility and work as part of a team;

•	The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;

•	The CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

•	Our financial performance relative to our peers;

•

The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;

•

In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and

•	The recommendations provided by our CEO regarding the compensation of our executive officers as described above.

These factors provide the framework for decision-making by the compensation committee with respect to the compensation of each of our executive officers.

During fiscal 2019, the compensation committee used market data for a peer group principally comprised of mid-sized semiconductor and semiconductor equipment companies with significant operations in California or Oregon. Market data was collected and analyzed with the assistance of Compensia. Peer group comparisons were judged in part with reference to the relative size and financial performance of the Company and the members of the peer group.

For reviewing and approving executive compensation during fiscal 2019, the peer group remained unchanged from fiscal 2018 and was made up of publicly-traded companies in the semiconductors and semiconductor equipment industry that, with the exception of Xcerra Corporation (which had been acquired in 2018), had the following financial characteristics as of February 1, 2019: revenue over the previous four quarters between $200 million and $1.2 billion, market capitalization between 0.4 to 6 times revenue, and gross profit between $75 million to $550 million. This peer group consisted of the following companies:

Alpha & Omega Semiconductor Ltd.

Ambarella Inc.

Axcelis Technologies, Inc.

Cohu, Inc.

Diodes Incorporated

Ichor Holdings Ltd.

Inphi Corporation

MACOM Technology Solutions

MaxLinear, Inc.

Nanometrics Incorporated

NeoPhotonics Corporation

Power Integrations, Inc.

Rambus Inc.

Semtech Corporation

Xcerra Corporation (acquired by Cohu, Inc.)

Xperi Corporation

The compensation committee reviewed the market data primarily to ensure that the executive compensation program as a whole was competitive with compensation programs at peer group companies so that we could attract, retain and motivate a high-performing team in connection with the executive transition. The compensation committee sought to generally match the compensation of individual executives with comparable executives from peer companies. In determining the amounts of each component of compensation for each executive officer, the compensation committee considered its judgment as to executive’s expected level of responsibility, prior experience, past job performance, contribution to the Company’s success, capability and results achieved, and reviewed the market data. The compensation committee did not apply formulas or assign these factors specific mathematical weights, but rather exercised its business judgment and discretion.

Fiscal 2019 Executive Compensation

Principal Components of Executive Compensation

The principal components of fiscal 2019 executive compensation are discussed below, and include:

•	base salary;

•	annual cash-based incentive compensation; and

•	long-term equity incentive compensation, which includes time based and performance equity incentive compensation.

In reviewing the fiscal 2019 compensation package for the Chief Executive Officer and the Company’s other named executive officers, the compensation committee considered all components of the officers’ compensation. Based on the factors discussed herein, the compensation committee has determined that the total compensation of the Chief Executive Officer and the other named executive officers of the Company, including the potential payouts in the case of severance and change of control arrangements, were reasonable and appropriate.

Base Salary

Base salary is intended to compensate our named executive officers for services they provide to us during the fiscal year. Base salaries for our named executive officers for fiscal 2019 were set based on competitive factors including the need to retain and motivate superior performance by our executive officers, the historic salary structure for various levels of responsibility within the Company and the experience of the executive officer. The compensation committee’s review of salaries for 2019 indicated that the average of our named executive officer salaries fell below the 50th percentile of salaries for comparable positions at peer companies. The compensation committee did not make any adjustments to our named executive officers’ base salaries for fiscal 2019, but the compensation committee intends in the future to continue to review and to make annual adjustments to the base salaries of our named executive officers to generally align their base salaries to salaries paid to comparable officers at peer companies and in connection with the review of executive officer and other employee performance.

Name	Base Salary
James R. Anderson	$550,000
Sherri Luther	$345,000
Stephen Douglass	$330,000
Esam Elashmawi	$360,000
Mark Nelson	$400,000

Annual Cash-based Incentive Compensation

For fiscal 2019, all non-sales employees of the Company (including our named executive officers) were eligible to participate in the Company’s 2019 Cash Incentive Plan (the “2019 Cash Plan”). Each named executive officer’s target cash award (as a percentage of base salary) for fiscal 2019 remained unchanged from his or her target fiscal 2018 and was (i) 100% of base salary for the Chief Executive Officer and (ii) 65% of base salary for each of our other named executive officers.

Under the 2019 Cash Plan, individual cash incentive payments for our named executive officers were based on the achievement of the following three equally weighted components: (i) non-GAAP operating income (which is calculated in a manner similar to GAAP operating income, except for the exclusion of certain restructuring charges, expenses incurred in connection with mergers, acquisitions , or other similar corporate transactions, and accrual and payment of incentives under the 2019 Cash Plan), (ii) revenue goals, and (iii) Company performance. The Company performance component was measured by the achievement of the following management objectives: (i) delivering fiscal 2019 gross margin above a specified target, (ii) shipping certain new product samples along with related development software to customers in the fourth quarter of fiscal 2019, (iii) delivering certain solution software in the second and fourth quarters of fiscal 2019, and (iv) achieving certain design win goals for new products. These management objectives were chosen in order to drive the expansion of gross margin to achieve our target business model, meet execution commitments on our new product platform, deliver additional solution value to our customers, and drive new product adoption in order to achieve future revenue targets.

With respect to each of the non-GAAP operating income and revenue components, Company financial targets were established based on projected revenue of $420 million and non-GAAP operating income of $112 million.

For the component based on the achievement of corporate management objectives, the objectives related to achievement of certain financial performance, product development, and customer development targets. Pursuant to the terms of the 2019 Cash Plan, our named executive officers could not receive more than 100% of the portion of his or her target incentive allocated to such components.

The Company’s non-GAAP operating income for fiscal 2019 was approximately $101 million, the Company’s revenue for fiscal 2019 was approximately $404 million and the achievement of corporate management objectives was 62.5%, resulting in a payment to each of our named executive officers under the 2019 Cash Plan equal to 36.5% of his or her target cash award. The actual amount of each cash award paid to our named executive officers under the 2019 Cash Plan is set forth in the table below.

Name	Actual Cash Award
James R. Anderson	$200,591
Sherri Luther	$78,012
Stephen Douglass	$78,230
Esam Elashmawi	$85,342
Mark Nelson	$88,989

Long-Term Equity Incentive Compensation

We provide long-term equity incentive compensation to motivate and reward the achievement of long-term Company performance and to motivate, attract and retain key personnel, including our named executive officers.

With respect to the annual grants in connection with the hire of our named executive officers (which were made to Mr. Anderson, Mr. Douglass, and Mr. Elashmawi in fiscal 2018 and to Ms. Luther and Mr. Nelson in fiscal 2019), we granted awards of time-based restricted stock units (“RSUs”) and awards of performance-based RSUs (“PRSUs”) that vest and become payable over a three-year period based upon the total shareholder return (“TSR”) of the Company relative to the PHLX Semiconductor (“SOX”) Index (with one-third of the PRSUs tested for vesting on each of the first three anniversaries of the grant date). In connection with his hire, Mr. Anderson also received a stock option and an award of PRSUs that vests and becomes payable based upon the Company generating specified “adjusted” EBITDA levels on a trailing four quarter basis in any two consecutive trailing four-quarter periods.

With respect to the new hire awards made to Ms. Luther and Mr. Nelson during fiscal 2019, the number of time-based RSUs and target number of PRSUs were determined as follows: (i) the number of new hire time-based RSUs was determined by dividing the award’s target grant value ($950,000 for Ms. Luther and $1,500,000 for Mr. Nelson) by the average of the closing prices of the Company’s common stock on the trading days during the 30-calendar-day period ending on the date of grant, and (ii) the target number of PRSUs (which also had a target grant value of $950,000 for Ms. Luther and $1,500,000 for Mr. Nelson) was calculated based on a Monte-Carlo simulation. The target grant values of the new hire awards granted to Ms. Luther and Mr. Nelson were based on the recommendations made by the compensation committee, which considered such factors as their skills and experience and the prevailing market conditions.

In fiscal 2019, the compensation committee engaged the services of Compensia to act as an advisor to the compensation committee. After this review, in August 2019, the compensation committee determined to continue granting a blend of time-based RSUs and PRSUs to our named executive officers in fiscal 2019.

The compensation committee did not grant Mr. Anderson any options or PRSUs that vest based on the Company’s adjusted EBITDA in fiscal 2019 because these equity awards that he received in fiscal 2018 were one-time extraordinary grants in connection with his appointment (which were necessary to induce Mr. Anderson away from a much larger competitor, provide make-whole compensation to Mr. Anderson given incentive opportunities he relinquished at AMD, and help create incentives for Mr. Anderson consistent with the compensation committee’s philosophies) and, when they were granted, the compensation committee did not intend to continue to grant such equity awards to Mr. Anderson on an annual basis.

In determining the size of the equity awards granted in August 2019, the compensation committee established a target grant value for each award. The number of time-based RSUs or the target number of PRSUs for each award (which is listed in the table below) was determined by dividing the award’s target grant value by the average of the closing prices of the Company’s common stock on the trading days during the 30 calendar day period ending on the date of the grant. For these PRSU awards, we changed our methodology from the one we used for the PRSU awards granted before August 2019 (which was based on a Monte-Carlo simulation) to use the same methodology to determine the number of shares subject to the time-based RSUs to (i) be more consistent with the methodology used by other companies in our compensation peer group, (ii) use a methodology similar to the one used by Institutional Shareholder Services (“ISS”), and (iii) avoid misalignment of expectations, since the new methodology is more transparent and easier to understand. In particular, the compensation committee believed that the new methodology would be more stockholder friendly because it would be certain to result in at least 50% of the number of equity awards grant being performance-based. However, since the grant date fair value of each PRSU award is determined based on a Monte-Carlo simulation, the target grant value of each PRSU award granted in August 2019 (which is listed in the table below) is different from the value of such award reported in the Stock Awards column of the Summary Compensation Table below. The compensation committee intends future grants to our named executive officers to be competitive and generally comparable with similar grants to similarly situated executive officers of companies in our peer group based on our valuation of the grants.

Name	Target Grant Value of Time- Based RSUs	Number of Time- Based RSUs	Target Grant Value of PRSUs	Target Number of PRSUs
James R. Anderson	$1,875,000	112,677	$1,875,000	112,677
Sherri Luther	$500,000	30,047	$500,000	30,047
Stephen Douglass	$600,000	36,056	$600,000	36,056

Name	Target Grant Value of Time- Based RSUs	Number of Time- Based RSUs	Target Grant Value of PRSUs	Target Number of PRSUs
Esam Elashmawi	$550,000	33,051	$550,000	33,051
Mark Nelson	$500,000	30,047	$500,000	30,047

Each award of time-based RSUs in fiscal 2019 (which includes the new hire RSUs granted to Ms. Luther and Mr. Nelson and the RSUs granted to all of our named executive officers in August 2019) vests and becomes payables as to 25% of the RSUs on the first anniversary of the date of grant and as to 6.25% of the RSUs each quarter thereafter, subject to the applicable named executive officer’s continued service with the Company.

Each award of PRSUs granted in fiscal 2019 (which includes the new hire PRSUs granted to Ms. Luther and Mr. Nelson and the PRSUs granted to all of our named executive officers in August 2019) vests and becomes payable over a three-year period based upon the TSR of the Company relative to the SOX Index, with none of the PRSUs vesting if the Company’s TSR is at or below the 25th percentile, 100% of the target number of PRSUs vesting if the Company’s TSR is at the 50th percentile, and 200% (or in Mr. Anderson’s case, 250%) if the Company’s TSR is at the 75th percentile. The number of PRSUs that vest will scale linearly if the Company’s TSR is between the 25th and 75th percentile. One-third of the PRSUs are tested for vesting on each of the first three anniversaries of the grant date.

The compensation committee has determined that long-term incentive awards should be structured to provide for longer measurement periods to better align the interests of our executives with our shareholders. In February 2020, the compensation committee updated our TSR-based PRSU award program to provide for longer measurement periods, in order to emphasize driving long-term stockholder value and to more closely align with the prevailing market practices. In connection with this update, the compensation committee amended each of the PRSU awards granted to our named executive officers in fiscal 2019 and new hire PRSU awards granted to our named executive officers in fiscal 2018 and 2019 to change the beginning of each measurement period that had not yet ended to the date of grant of the award (resulting in longer measurement periods for these tranches). It is the committee’s intention that all PRSU awards granted in 2020 and subsequent years will incorporate these longer measurement periods.

In fiscal 2019, Mr. Bourgoin, in his capacity as chair of the compensation committee and pursuant to a delegation of authority by the compensation committee, determined the level of achievement with respect to the first tranche of the PRSU awards (which covered one-third of such awards) granted to our named executive officers (other than Ms. Luther and Mr. Nelson) in fiscal 2018 that vest based on the TSR of the Company relative to the SOX Index (the “2018 TSR PRSU Awards”). The chair determined that the Company’s TSR ranked above the 75th percentile and, therefore, the following percentage of the target number of PRSUs covered by the first tranche of the awards had vested: (i) 250% for Mr. Anderson and (ii) 200% for Messrs. Douglass and Elashmawi.

Severance Arrangements

We have entered into employment agreements (which were amended in 2020) with our named executive officers that provides each named executive officer with severance payments and benefits in connection with the termination of his or her employment under certain circumstances. These severance arrangements help retain our named executive officers and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment (including in connection with a change in control), which allows our named executive officers to focus on their duties and responsibilities. Please see the section “Potential Payments upon Termination or Change-in-Control” below for a summary of the material terms and conditions of these severance arrangements.

Certain Executive Officer and Other Compensation Polices

Equity Compensation Plans Prohibit Repricing Stock Options Without Stockholder Approval

The Company’s 2013 Incentive Plan, 2011 Non-Employee Director Equity Incentive Plan and 1996 Stock Incentive Plan expressly prohibit the repricing of stock options without stockholder approval.

Stock Ownership and Retention Requirements

The Company’s Corporate Governance Policies include a requirement that the Company’s Chief Executive Officer, not more than five years after the date of initial employment, maintain ownership of the Company’s stock equal in value to three times the Chief Executive Officer’s base salary.

The Company’s Corporate Governance Policies include a requirement that the non-employee directors of the Company, not more than five years after the date of initial election to the Board, maintain ownership of the Company’s stock equal in value to three times the director’s annual cash retainer unless doing so would impose a financial hardship on the director. Additionally, the director must retain and not sell during their tenure on the Board at least fifty percent of the shares of Company stock acquired while service as a director through the exercise of vested stock options or restricted stock or other equity grants.

Insider Trading Policy

The Company’s Insider Trading Policy prohibits our employees (including our named executive officers) from (i) trading our securities while in possession of material nonpublic information, (ii) trading the securities of our customers, suppliers, competitors, potential acquisitions, or partners while in possession of material nonpublic information, and (iii) engaging in short sales, trading in derivative securities, entering into hedging transactions, pledging our securities as collateral for loans, and holding our securities in margin accounts.

Restitution or Recovery Policy

The Company’s Corporate Governance Policies provide that the Company will seek to recover, at the direction of the compensation committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, incentive compensation awarded or paid to an executive officer of the Company for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Other Executive Benefit Arrangements and Gross Ups

Our compensation committee has adopted a policy eliminating the payment of all tax gross-ups for the Company’s executive officers except for tax gross-ups for relocation expenses.

Accounting and Tax Considerations

In determining the compensation programs, practices and packages offered to the Company’s executive officers for fiscal 2019, the compensation committee took into consideration the accounting and tax effects of each component of compensation and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations of the Internal Revenue Service, the Company generally receives a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officer only with respect to amounts up to $1 million during any year. We expect to pay compensation to our executive officers that may not be fully deductible when, for example, we believe such compensation is appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or the executive’s performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during 2019 were Mr. Bourgoin, Ms. Abrams, Mr. Lederer, Mr. Rangasayee, and Ms. Joshi. None of the members of the compensation committee was or is one of our officers or employees, nor has any member of the compensation committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and this Proxy Statement for the 2020 Annual Meeting.

Compensation Committee

John Bourgoin, Chair Robin A. Abrams James P. Lederer Krishna Rangasayee Anjali Joshi

2019 Summary Compensation Table

The following table sets forth summary information concerning compensation for our named executive officers, which includes each individual who served as Chief Executive Officer or Chief Financial Officer during our fiscal year ended December 28, 2019 and our other executive officers as of the end of fiscal 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compensa- tion ($)(2)	Total ($)

James R. Anderson	2019	550,000	—	5,686,809	—	200,591	2,990	6,440,390
President and CEO(3)	2018	177,692	400,000	7,585,107	1,700,114	136,419	2,723	10,002,055

Sherri Luther CFO(4)	2019	342,346	200,000	3,277,718	—	78,012	4,460	3,902,536

Stephen Douglass	2019	330,000	—	1,614,102	—	78,230	6,913	2,029,245
CVP R&D	2018	106,615	—	1,840,182	—	53,203	2,873	2,002,873

Esam Elashmawi	2019	360,000	—	1,479,583	—	85,342	5,084	1,930,009
Chief Marketing & Strategy Officer	2018	96,923	—	1,782,471	—	47,798	2,228	1,929,420

Mark Nelson. CVP Worldwide Sales(5)	2019	390,770	400,000	4,399,528	—	88,989	4,460	5,283,747

(1)

This amount represents the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received by the named executive officer. The assumptions used to calculate the value of the awards granted in 2019 are set forth in Note 17 in the Notes to Consolidated Financial Statements in the Annual Report, and for prior years in the corresponding note in that year’s Annual Report on Form 10-K.

(2)	Additional information regarding the amounts provided in this column for 2019 is provided in the 2019 All Other Compensation Table that follows this table.
(3)	Mr. Anderson joined the Company as President and Chief Executive Officer effective September 4, 2018.
(4)	Ms. Luther became Chief Financial Officer effective January 2, 2019.
(5)	Mr. Nelson joined the Company as CVP Worldwide Sales effective January 8, 2019.
(6)

Consists of a discretionary bonus awarded to Company executives for their work in connection with the Agreement and Plan of Merger, as amended, with Canyon Bridge Acquisition Company, Inc., a Delaware corporation, and Canyon Bridge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary, providing for the potential acquisition of the Company by Canyon Bridge and a discretionary bonus awarded to Company executives based on the impact of that transaction on the achievement of the Non-equity Incentive Plan operating income targets.

2019 All Other Compensation Table

The following table sets forth information concerning items included in the All Other Compensation column of the Summary Compensation Table for the fiscal year ended December 28, 2019.

Name	Supplemental Life Insurance/ Disability Premiums ($)	Additional Group Life Insurance Premiums ($)	Other ($)(1)	Total ($)
James R. Anderson President & CEO	—	990	2,000	2,990
Sherri Luther CFO	—	1,460	3,000	4,460
Stephen Douglass CVP R&D	1,075	2,838	3,000	6,913
Esam Elashmawi Chief Marketing & Strategy Officer	566	1,518	3,000	5,084
Mark Nelson. CVP Worldwide Sales	—	1,460	3,000	4,460

(1)	Unless otherwise indicated, consists of employer contribution to 401(k) plan.

2019 Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards granted during the fiscal year ended December 28, 2019 to each of our named executive officers.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Targets ($)	Maximums ($)	Threshold (#)	Targets (#)	Maximums (#)
James R. Anderson	Cash Incentive		—	550,000	1,100,000	—	—	—	—	—	—
President & CEO(6)	RSU Grant(2)	8/2/2019	—	—	—	—	—	—	112,677	—	2,143,117
	RSU Performance Grant (TSR)(3)	8/2/2019	—	—	—	—	112,677	281,693	—	—	3,543,692
Sherri Luther	Cash Incentive		—	222,525	445,050	—	—	—	—	—	—
CFO(7)	RSU Grant(4)	1/2/2019	—	—	—	—	—	—	141,181	—	982,620
	RSU Performance Grant(5)	1/2/2019	—	—	—	—	107,183	214,366	—	—	949,999
	RSU Grant(4)	8/2/2019	—	—	—	—	—	—	30,047	—	571,494
	RSU Performance Grant(5)	8/2/2019	—	—	—	—	30,047	60,094	—	—	773,605
Stephen Douglass	Cash Incentive		—	214,500	429,000	—	—	—	—	—	—
CVP R&D(8)	RSU Grant(4)	8/2/2019	—	—	—	—	—	—	36,056	—	685,785
	RSU Performance Grant (TSR)(5)	8/2/2019	—	—	—	—	36,056	72,112	—	—	928,317
Esam Elashmawi	Cash Incentive		—	234,000	468,000	—	—	—	—	—	—
Chief Marketing & Strategy Officer(9)	RSU Grant(4)	8/2/2019	—	—	—	—	—	—	33,051	—	628,630
	RSU Performance Grant (TSR)(5)	8/2/2019	—	—	—	—	33,051	66,102	—	—	850,953
Mark Nelson.	Cash Incentive		—	254,001	508,002	—	—	—	—	—	—
CVP Worldwide Sales(10)	RSU Grant(4)	1/8/2019	—	—	—	—	—	—	221,745	—	1,554,432
	RSU Performance Grant (TSR)(5)	1/8/2019	—	—	—	—	166,174	332,348	—	—	1,499,997
	RSU Grant(4))	8/2/2019	—	—	—	—	—	—	30,047	—	571,494
	RSU Performance Grant (TSR)(5)	8/2/2019	—	—	—	—	30,047	60,094	—	—	773,605

(1)

Fair value as of the grant date was determined in accordance with ASC 718. The assumptions used to calculate the value of the awards are set forth in Note 17 in the Notes to Consolidated Financial Statements in our Annual Report.

(2)	These RSUs vest at a rate of 33.33% of the shares as of one year from the grant date, and at a rate of 8.33% of the shares as of the end of each three-month period thereafter.
(3)

These PRSUs are divided into three equal tranches that vest between 0% and 250% of the target amount, based on the relative TSR of the Company relative to the performance of the SOX Index during the applicable performance period. Specifically, 100% of the PRSUs vest at achievement equal to the 50th percentile, 250% of the PRSUs vest at achievement equal to the 75th percentile, and vest at achievement below the 25th percentile, with vesting scaling linearly for achievement between the 25th and 75th percentiles. At the time of grant, the performance periods consisted of the 1-year periods following the date of grant, the 1-year anniversary of the date of grant, and the 2-year anniversary of the date of grant, respectively. In 2020, we amended these PRSUs to change the beginning of each performance period that had not yet ended to the date of grant. The grant date fair values of these PRSUs were determined and fixed on the date of grant using a lattice-based option-pricing valuation model, which incorporates a Monte-Carlo simulation, and considered the likelihood that we would achieve the market condition.

(4)	These RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.
(5)

These PRSUs are divided into three equal tranches that vest between 0% and 200% of the target amount, based on the relative TSR of the Company relative to the performance of the SOX Index during the applicable performance period. Specifically, 100% of the PRSUs vest at achievement equal to the 50th percentile, 200% of the PRSUs vest at achievement equal to the 75th percentile, none of the PRSUs vest at achievement below the 25th percentile, with vesting scaling linearly for achievement between the 25th and 75th percentiles. At the time of grant, the performance periods consisted of the 1-year periods following the date of grant, the 1-year anniversary of the date of grant, and the 2-year anniversary of the date of grant, respectively. In 2020, we amended these PRSUs to change the beginning of each performance period that had not yet ended to the date of grant. The grant date fair values of these PRSUs were determined and fixed on the date of grant using a lattice-based option-pricing valuation model, which incorporates a Monte-Carlo simulation, and considered the likelihood that we would achieve the market condition.
(6)	Mr. Anderson was appointed as President and Chief Executive Officer effective September 4, 2018.
(7)	Ms. Luther was appointed as Chief Financial Officer effective January 2, 2019.
(8)	Mr. Douglass was appointed as Corporate Vice President, Research and Development effective September 4, 2018.
(9)	Mr. Elashmawi was appointed as Corporate Vice President, Chief Marketing and Strategy Officer effective September 24, 2018.
(10)	Mr. Nelson was appointed Corporate Vice President, Worldwide Sales effective January 8, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal years 2017, 2018 and 2019 represent payments of awards under our Cash Incentive Plan for each of those years. Each named executive officer’s potential award was based on a specified percentage of his or her annual base salary and the potential award increases when and if a named executive officer’s annual base salary increases. Payments under our Cash Incentive Plan are made annually based on the achievement of the goals applicable to the year.

Please see the section “Compensation Discussion and Analysis” above for more information about our Cash Incentive Plan for fiscal 2019.

Amounts in the Bonus column of the Summary Compensation Table represent any signing bonus in connection with the executive transition, and service bonuses paid to the executive officers under a broad-based employment policy and discretionary bonuses approved by the compensation committee. Other elements of executive compensation include participation in a broad-based life and disability insurance program, broad-based medical benefits, and the ability to defer compensation pursuant to a broad-based 401(k) plan that provided matching contributions in fiscal 2019. The Company does not maintain a pension plan or any other defined benefit retirement plans.

The Company provides certain supplemental life and disability insurance coverage to executive officers and certain other members of senior management. Because the Company negotiates these insurance arrangements on a bulk basis, such insurance coverage, whether issued on a group basis or individually underwritten, is obtained by the Company at rates that are likely to be better than those obtainable by individuals seeking comparable insurance coverage on their own. The premiums paid by the Company for such supplemental insurance are considered a taxable benefit to the employee.

The principal equity components of executive compensation historically have consisted of stock options and time-based RSUs. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation. Time-based RSUs help us retain our executives by ensuring that they receive some value from their equity awards since the RSUs will never be out of the money. Commencing in fiscal 2018, awards of PRSUs became a principal component of executive compensation. These grants are intended to align the interests of our executives with those of our stockholders.

All stock option grants have a per share exercise price equal to the fair market value of our stock on the date of grant and a seven-year term. The Company has not granted, nor does it intend in the future to grant, equity-based compensation awards (stock options, time-based RSUs, and/or PRSUs) to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to all unexercised options and unvested stock grants as of the fiscal year ended, December 28, 2019, that have been previously awarded to the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(**)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Name	(Exercisable)		(Unexercisable)
James R Anderson	237,642	(1)	336,721	8.24	9/4/2025	—		—	—		—
President & CEO	—		—	—	—	219,695	(2)	4,224,735	—		—
	—		—	—	—	—		—	145,181	(3)	2,791,831
	—		—	—	—	—		—	193,834	(4)	3,727,428
	—		—	—	—	—		—	112,677	(5)	2,166,779
	—		—	—	—	112,677	(6)	2,166,779	—		—

Sherri Luther	—		—	—	—	141,181	(7)	2,714,911	—		—
CFO	—		—	—	—	—		—	107,183	(8)	2,061,129
	—		—	—	—	30,047	(9)	577,804	—		—
	—		—	—	—	—		—	30,047	(10)	577,804

Stephen Douglass	—		—	—	—	88,840	(11)	1,708,393	—		—
CVP R&D	—		—	—	—	—		—	61,538	(12)	1,183,376
	—		—	—	—	—		—	36,056	(13)	693,357
	—		—	—	—	36,056	(14)	693,357	—		—

Esam Elashmawi	—		—	—	—	88,344	(15)	1,698,855	—		—
Chief Marketing & Strategy Officer	—		—	—	—	—		—	67,773	(16)	1,303,275
	—		—	—	—	33,051	(17)	635,571	—		—
	—		—	—	—	—		—	33,051	(18)	635,571

Mark Nelson	—		—	—	—	221,745(19)		4,264,156	—		—
CVP, Worldwide Sales	—		—	—	—	—		—	166,174(20)		3,195,526
	—		—	—	—	30,047(21)		577,804	—		—
	—		—	—	—	—		—	30,047(22)		577,804

**	The market value of shares that have not vested was determined based on the fair market value of the Company’s common stock as of December 28, 2019, the last business day of fiscal 2019.
(1)

These stock options were granted on September 4, 2018. The options vest at the rate of 33.33% of the total option shares as of one year from the grant date, and at the rate of 8.33% of the total option shares as of the end of each three-month period thereafter.

(2)

These RSUs were granted on September 4, 2018. The RSUs vest at the rate of 33.33% of the total RSUs as of one year from the grant date, and at the rate of 8.33% of the total RSUs as of the end of each three-month period thereafter.

(3)	These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.
(4)	These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.
(5)	These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.
(6)

These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(7)

These RSUs were granted on January 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter

(8)	These performance RSUs were granted on January 2, 2019 and vest upon achievement of the performance conditions.
(9)

These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(10)	These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.
(11)

These RSUs were granted on September 4, 2018. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(12)	These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.

(13)	These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.
(14)

These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(15)

These RSUs were granted on September 24, 2018. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(16)	These performance RSUs were granted on September 24, 2018 and vest upon achievement of the performance conditions
(17)

These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(18)	These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.
(19)

These RSUs were granted on January 8, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(20)	These performance RSUs were granted on January 8, 2019 and vest upon achievement of the performance conditions.
(21)

These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(22)	These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

2019 Option Exercises and Stock Vested Table

The following table sets forth information for the fiscal year ended December 28, 2019 with respect to the shares acquired pursuant to option exercises and shares acquired on vesting of RSUs for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James R. Anderson President & CEO	—	—	336,529	6,437,819

Sherri Luther CFO	—	—	—	—

Stephen Douglass CVP R&D	—	—	101,920	1,950,807

Esam Elashmawi Chief Marketing & Strategy Officer	—	—	107,931	2,069,127

Mark Nelson. CVP Worldwide Sales(4)	—	—	—	—

(1)	The value realized on exercise was determined based on the difference between the fair market value on the date of exercise and the exercise price before tax withholding.
(2)	The value realized on vesting was determined based on the fair market value of the Company’s common stock on the date of vesting.

Potential Payments upon Termination or Change-in-Control

James R. Anderson

In connection with his hiring, the Company entered into an employment agreement with Mr. Anderson effective September 4, 2018. Under the terms of the employment agreement with Mr. Anderson, in the event of an Involuntary Termination (which is defined as termination of his employment by the Company without Cause (as defined in his agreement) or by Mr. Anderson for Good Reason (as defined in his agreement)), Mr. Anderson will receive the following severance payments and benefits:

•	a lump sum payment equal to Mr. Anderson’s then base salary, plus an amount equal to the annual incentive payment that Mr. Anderson would have earned had his employment continued through the end of the fiscal year in which the Involuntary Termination occurs, with such amount to be estimated reasonably and in good faith by the Company’s finance group at the time of the Involuntary Termination based on the anticipated actual payout as of the end of the fiscal year based on the performance of the Company;

•

if Mr. Anderson elects to continue health insurance coverage under COBRA, reimbursement of the monthly COBRA premium for him and his eligible covered dependents until the earliest of 12 months after the termination date, the date he commences receiving substantially equivalent coverage in connection with new employment or the date he is no longer entitled to continuation coverage under the Company’s group health plan; and

•

acceleration of the vesting of Mr. Anderson’s equity awards with respect to an additional number of shares of Company common stock as if Mr. Anderson had continued service with the Company for an additional 12 months following the date of his Involuntary Termination, with any performance-based equity awards vesting by reason of a determination/testing date falling within the 12-month period following the date of the Involuntary Termination vesting at the target amount.

If the Involuntary Termination occurs in connection with a change in control (which includes an Involuntary Termination that occurs during the period beginning 90 days prior to the change in control and ending 24 months following the change in control), then Mr. Anderson will fully vest in all his outstanding equity awards (with any performance-based equity awards vesting at the target amount) and the amount of the lump sum cash severance payment described in the first bullet above will be increased to two times his then base salary, plus two times his then target bonus amount.

In order to receive the severance payments and benefits described above, Mr. Anderson is required to timely sign and not revoke a separation agreement and release of claims and to continue to comply with the post-employment non-solicitation and non-disparagement covenants in the agreement.

In the event any payments or benefits to be provided to Mr. Anderson (including any severance payments or benefits under the agreement) are subject to the excise tax imposed by Section 4999 of the Code as a result of such payments or benefits being classified as “parachute payments” under Section 280G of the Code, such payments and benefits will either be paid in full or reduced to a lesser that would result in no portion of such payments and benefits being subject to the excise, whichever would entitle Mr. Anderson to receive the greatest after-tax amount.

In 2020, Mr. Anderson’s employment agreement was amended to:

•

provide that in the event of a change in control, Mr. Anderson’s equity awards that vest based on performance will vest based on the terms of such awards, provided that if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the effective date of the amended employment agreement, then (i) the ending average stock price will be determined as the price per share paid for the Company’s stock in the change in control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the change in control, (ii) for purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed change in control, the Company stock price for the initial date of such determination period will be deemed to be the price of the Company’s stock as of the date of the original performance grant, and (iii) this calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the change in control and those tranches be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to Mr. Anderson remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under the amended employment agreement as equity awards that vests solely based on service;

•

provide that in the event of a change in control, any of Mr. Anderson’s equity awards that are subject to performance-based vesting relating to EBITDA by reason of a determination/testing date falling after the date of the change in control will vest immediately at the target amount of the grant (i.e., for grants subject to adjusted EBITDA targets, the 100% vesting level being the number of granted units to the extent not already vested (for example, if 50% of the units granted have already vested as of the date, an additional 50% of those units will vest effective on the date of the change in control)); and

•	make certain changes to the “Good Reason” definition, as noted below.

For purposes of Mr. Anderson’s original and amended employment agreements, “Cause” means (i) Mr. Anderson’s material breach of the agreement that is not corrected within a 30-day correction period that begins upon delivery to Mr. Anderson of a written demand from the Company that describes the basis for the Company’s belief that Mr. Anderson has materially breached the agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the board of directors; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) Mr. Anderson’s conviction of a felony.

For purposes of Mr. Anderson’s original and amended employment agreements, “Good Reason” means the occurrence of any of the following, without Mr. Anderson’s express written consent: (i) a material diminution of Mr. Anderson’s duties, responsibilities, or authority; (ii) a material diminution of Mr. Anderson’s base salary or target bonus amount (under Mr. Anderson’s original employment agreement, excluding a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the approval of the board of directors if Mr. Anderson’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers); (iii) the Company’s material breach of the agreement; (iv) a requirement imposed by the Company or any successor to the Company that Mr. Anderson report to a corporate officer or employee rather than to the board of directors or any successor board of directors; (v) the Company requiring Mr. Anderson to relocate his primary place of employment to a facility or location that is more than 30 miles (or under Mr. Anderson’s original employment agreement, 50 miles) from his principal place of employment as of the effective date of the agreement; or (vi) the Company’s failure to have any successor promptly agree in writing to assume the Company’s obligations hereunder, except where the agreement is assumed by the successor by operation of law; provided, however, that Mr. Anderson will only have Good Reason if (i) he notifies the board of directors in writing of the existence of the condition which he believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which the board of directors receives such notice, and (iii) his resignation is effective within 30 days after the expiration of such 30-day remedial period.

Other Named Executive Officers

The following paragraphs describe the terms of the employment agreements between the Company and each of Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson that provide for payment of benefits to our named executive officers at, following, or in connection with, any termination of such named executive officer’s employment with the Company.

The Company entered into employment agreements with Ms. Luther in January 2019, with Mr. Nelson in January 2019, with Mr. Douglass in September 2018, and with Mr. Elashmawi in September 2018, in connection with hiring each of them. Under the terms of each of these employment agreements, in the event of an Involuntary Termination (which is defined as termination of the applicable named executive officer’s employment by the Company without Cause (as defined in their agreements) or by the named executive officer for Good Reason (as defined in their agreements)), the named executive officer will receive the following severance payments and benefits:

•

a lump sum payment equal to the named executive officer’s then base salary, plus the named executive officer’s then target bonus amount (adjusted pro rata on a monthly basis depending upon the month in which the Involuntary Termination occurs and for the amount estimated by the Company’s finance group to be the anticipated bonus plan payment percentage based on the performance of the Company anticipated for the applicable fiscal year); and

•

if the named executive officer elects to continue health insurance coverage under COBRA, reimbursement of the monthly COBRA premium for the named executive officer and his or her eligible covered dependents until the earliest of 12 months after the termination date, the date he or she commences receiving substantially equivalent coverage in connection with new employment or the date he or she is no longer entitled to continuation coverage under the Company’s group health plan.

If the Involuntary Termination occurs in connection with a change in control (which includes an Involuntary Termination that occurs during the period beginning immediately prior to the change in control and ending 24 months following the change in control), then the named executive officer will fully vest in all his or her outstanding equity awards (with any performance shares vesting at the target amount) and the amount of the lump sum cash severance payment described in the first bullet above will be increased to his or her base salary, plus 100% of his or her then target bonus amount (without any pro rationing or other adjustment).

In order to receive the severance payments and benefits described above, the named executive officer is required to timely sign and not revoke a separation agreement and release of claims and to continue to comply with the post-employment non-solicitation and non-disparagement covenants in the agreement.

In the event the severance payments or benefits under the agreement any other payments or benefits to be provided to the named executive officer are subject to the excise tax imposed by Section 4999 of the Code as a result of such payments or benefits being classified as “parachute payments” under Section 280G of the Code, such payments and benefits will either be paid in full or reduced to a lesser that would result in no portion of such payments and benefits being subject to the excise, whichever would entitle the named executive officer to receive the greatest after-tax amount.

In 2020, each of the employment agreements with these named executive officers was amended to:

•

provide that in the event of a change in control, the named executive officer’s equity awards that vest based on performance will vest based on the terms of such awards, provided that if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the effective date of the amended employment agreement, then (i) the ending average stock price will be determined as the price per share paid for the Company’s stock in the change in control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the change in control, (ii) for purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed change in control, the Company stock price for the initial date of such determination period will be deemed to be the price of the Company’s stock as of the date of the original performance grant, and (iii) this calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the change in control and those tranches be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to the named executive officer remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under the amended employment agreement as equity awards that vests solely based on service; and

•	make certain changes to the “Good Reason” definition, as noted below.

For purposes of the original and amended employment agreements with these named executive officers, “Cause” means (i) the applicable named executive officer’s material breach of the agreement that is not corrected within a 30-day correction period that begins upon delivery to the named executive officer of a written demand from the Company that describes the basis for the Company’s belief that the named executive officer has materially breached the agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the board of directors; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) the named executive officer’s conviction of a felony.

For purposes of the original and amended employment agreements with these named executive officers, “Good Reason” means the occurrence of any of the following, without the applicable named executive officer’s express written consent: (i) a material diminution of the named executive officer’s duties or responsibilities; (ii) a material diminution of the named executive officer’s base salary or target bonus amount (under the original employment agreement, excluding a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the approval of the board of directors if the named executive officer’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers); (iii) the Company’s material breach of the agreement; or (iv) the Company requiring the named executive officer to relocate his or her primary place of employment to a facility or location that is more than 30 miles (or under the original employment agreement, 50 miles) from his or her principal place of employment as of the effective date of the agreement; provided, however, that the named executive officer will only have Good Reason if (i) he or she notifies the board of directors in writing of the existence of the condition which he or she believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which the board of directors receives such notice, and (iii) his or her resignation is effective within 30 days after the expiration of such 30-day remedial period causes material damage to the Company; (iii) any willful violation of the Company’s insider trading policy; (iv) any willful violation of the Company’s conflict of interest policies; (v) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) the named executive officer’s conviction of a felony.

The following table provides information regarding the amounts that would have been owed to our named executive officers who were employed by the Company at fiscal year-end if their employment with the Company had been terminated as of the last day of our fiscal year ended December 28, 2019.

Name	Basis of Termination	Cash Severance ($)	Continuation of Insurance Benefit ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)
James R. Anderson, President & CEO	Involuntary Termination Not in Connection With a Change in Control	1,100,000	57,034	8,974,436	10,131,470
	Involuntary Termination in Connection With a Change in Control	2,200,000	57,034	21,552,696	23,809,730

Sherri Luther, CVP & CFO	Involuntary Termination Not in Connection With a Change in Control	569,250	57,034	—	626,284
	Involuntary Termination in Connection With a Change in Control	569,250	57,034	5,931,647	6,557,931

Stephen Douglass, CVP R&D	Involuntary Termination Not in Connection With a Change in Control	544,500	57,034	—	601,534
	Involuntary Termination in Connection With a Change in Control	544,500	57,034	4,278,483	4,880,017

Esam Elashmawi, Chief Marketing & Strategy Officer	Involuntary Termination Not in Connection With a Change in Control	594,000	—	—	594,000
	Involuntary Termination in Connection With a Change in Control	594,000	—	4,273,271	4,867,271

Mark Nelson CVP Worldwide Sales	Involuntary Termination Not in Connection With a Change in Control	660,000	49,404	—	709,404
	Involuntary Termination in Connection With a Change in Control	660,000	49,404	8,615,290	9,324,694

(1)

The value of each named executive officer’s equity award vesting acceleration benefit is calculated as (i) the number of shares covered by the portions of the named executive officer’s equity awards that are subject to acceleration multiplied by the closing price of our common stock on December 27, 2019 (the last trading day in fiscal 2019), which was $19.23 per share, less (ii) the exercise price for any such shares subject to options.

Plan Benefits

All awards to employees, officers, directors, consultants, agents, advisors and independent contractors under the 2013 Incentive Plan are made at the discretion of the committee. Therefore, the benefits and amounts that will be received or allocated under the 2013 Incentive Plan are not determinable at this time. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2013 Incentive Plan. The following table sets forth the aggregate number of shares covered by RSUs and PRSUs (at target levels) granted under the 2013 Incentive Plan during fiscal 2019 to (i) each of our named executive officers, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, and (iv) all employees who are not executive officers, as a group. As of March 11, 2020, the closing sales price of a share of common stock as reported on the Nasdaq was $16.46 per share.

Name of Individual or Group and Principal Position	Value of RSUs/ PRSUs ($)	Number of RSUs/ PRSUs (#)
Named Executive Officers:
James R. Anderson, President and CEO	5,686,809	225,354
Sherri Luther, CVP & CFO	3,277,718	308,458
Stephen Douglass, CVP, R&D	1,614,102	72,112
Esam Elashmawi, Chief Marketing & Strategy Officer	1,479,583	66,102
Mark Nelson, CVP, Worldwide Sales	4,399,528	448,013
All current executive officers, as a group	17,076,460	1,147,681
All current directors who are not executive officers, as a group	1,114,923	74,112
All employees who are not executive officers, as a group	19,405,889	1,096,076

(1)

The value of an equity award is based on the aggregate grant date fair value of such equity award (in the case of a PRSU award, at the target payout level) determined pursuant to FASB ASC Topic 718. See Notes 1 and 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, for a discussion of all assumptions made by us in determining the aggregate grant date fair value of equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of March 11, 2020 (except as otherwise indicated), information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each nominee, (iii) each current director and named executive officer, and (iv) all current directors and executive officers as a group. The address for each of our executive officers and directors or nominees is 5555 NE Moore Court, Hillsboro, Oregon 97124.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)(1)		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	12,300,376	(2)	9.15%

Alliance Bernstein L.P 1345 Avenue of the Americas New York, NY 10105	8,249,340	(3)	6.14%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	16,054,923	(4)	11.94%

BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	10,028,827	(5)	7.46%

Wellington Management Company LLP (and Affiliates) 280 Congress Street Boston, MA, 02210	9,295,162	(6)	6.91%

James R. Anderson, Director, President & CEO	507,792	(7)	*

Robin A. Abrams, Director	220,384	(8)	*

John Bourgoin, Director	229,475	(9)	*

Mark E. Jensen, Director	176,492	(10)	*

James Lederer, Director	52,977	(11)	*

John Major, Director	74,896	(12)	*

Krishna Rangasayee, Director	53,396	(13)	*

D. Jeffrey Richardson, Director	106,446	(14)	*

Anjali Joshi, Director	3,752	(15)	*

Sherri Luther, Corporate Vice President & CFO	69,906	(16)	*

Stephen Douglass, Corporate Vice President Research & Development	39,665	(17)	*

Esam Elashmawi, Chief Marketing and Strategy Officer	82,309	(18)	*

Mark Nelson, Corporate Vice President Worldwide Sales	13,859	(19)	*

All directors and executive officers as a group (16 persons)	1,669,565	(20)	*

*	Less than one percent.

(1)	Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.
(2)

Based solely on information contained in a Schedule 13G/A which was jointly filed on February 14, 2020 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. According to this Schedule 13/A, T. Rowe Price Associates, Inc. possessed sole voting power over 2,473,568 shares and sole dispositive power over 12,300,376 shares, and T. Rowe Price Small-Cap Stock Fund, Inc. possessed sole voting power over 4,816,460 shares.

(3)

Based solely on information contained in a Schedule 13G/A filed on February 18, 2020 by Alliance Bernstein L.P., which reported sole voting power as to 7,564,602 shares, shared voting power as to no shares, sole dispositive power as to 8,160,850 shares, and shared dispositive power as to 88,490 shares.

(4)

Based solely on information contained in a Schedule 13 G/A filed on February 12, 2020 by The Vanguard Group, which reported sole voting power as to 268,710 shares, shared voting power as to 26,241 shares, sole dispositive power as to 15,778,147 shares, and shared dispositive power as to 276,776 shares.

(5)

Based solely on information contained in a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc., which reported sole voting power as to 9,797,702 shares and sole dispositive power as to 10,028,827 shares.

(6)

Based solely on information contained in a Schedule 13G/A filed on January 28, 2020 by Wellington Management Group LLP, which reported shared voting power as to 7,368,468 shares and shared dispositive power as to 9,295,162 shares.

(7)	Includes 48,103 shares exercisable under options and 13,845 PSUs vesting within 60 days of March 11, 2020.
(8)	Includes 8,795 RSUs vesting within 60 days of March 11, 2020.
(9)	Includes 8,795 RSUs vesting within 60 days of March 11, 2020.
(10)	Includes 8,795 RSUs vesting within 60 days of March 11, 2020.
(11)	Includes 21,919 shares exercisable under options and 8,795 RSUs vesting, each within 60 days of March 11, 2020.
(12)	Includes 21,919 shares exercisable under options and 8,795 RSUs vesting, each within 60 days of March 11, 2020.
(13)	Includes 21,919 shares exercisable under options and 8,795 RSUs vesting, each within 60 days of March 11, 2020.
(14)	Includes 8,795 RSUs vesting within 60 days of March 11, 2020.
(15)	Includes 3,752 RSUs vesting within 60 days of March 11, 2020.
(16)	Includes 8,823 RSUs vesting within 60 days of March 11, 2020.
(17)	Includes no RSUs, PRSUs or options vesting within 60 days of March 11, 2020.
(18)	Includes 8,031 RSUs vesting within 60 days of March 11, 2020.
(19)	Includes 13,859 RSUs vesting within 60 days of March 11, 2020.
(20)

The number of shares beneficially owned by all of our current directors and executive officers as a group includes 117,538 shares exercisable under options 13,845 PRSUs vesting and 99,195 RSUs vesting, each within 60 days of March 11, 2020.